Exhibit I

JOINT FILING STATEMENT

PURSUANT TO RULE 13D-1(K)(1)

The undersigned hereby consent and agree to the joint filing of Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to the Shares of Appian Corporation together with any or all amendments thereto, when and if required. The parties hereto further consent and agree to file this Joint Filing Statement pursuant to Rule13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.

This Joint Filing Statement may be terminated by any of the undersigned upon written notice or such lesser period of notice as the undersigned may mutually agree.

Dated: June 30, 2026

Lead Edge Capital Management, LLC

By:	/s/ Mitchell Green
Mitchell Green, Managing Member

Mitchell Green

By:	/s/ Mitchell Green
Mitchell Green, Individually

Brian Neider

By:	/s/ Brian Neider
Brian Neider, Managing Member

Nimay Mehta

By:	/s/ Nimay Mehta
Nimay Mehta, Managing Member